 Exhibit 99.1

ParkerVision Reports $10.6 Million in Net Income for First Nine Months of 2023

JACKSONVILLE, Fla., November 14, 2023 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the three and nine months ended September 30, 2023.

 2023 Summary and Recent Developments

●	On November 6, 2023, oral arguments were heard by the United States Court of Appeals for the Federal Circuit (CAFC) in ParkerVision v. Qualcomm. The parties are awaiting the CAFC's decisions.

●	The Company appealed three separate rulings made in March 2022 by the district court in the Middle District of Florida (Orlando division) in the Company's patent infringement case against Qualcomm.

●	The Company recognized $25 million in revenue from patent license and settlement agreements in 2023 and, after recognizing contingent legal fees and expenses, reported net income of $10.6 million for the nine months ended September 30, 2023.

●

The Company successfully negotiated the extension of maturity dates on $1.2 million of convertible notes that were scheduled to mature from September 2023 through March 2024.   These notes now mature in February/March 2026.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “ParkerVision was eager to present its arguments to the CAFC last week, and we believe key points supporting reversal that were contained in our appellate briefs to the CAFC were discussed in the hearing.   We are hopeful that the CAFC will reverse the district court's prior rulings and remand our case back to Florida district court.   Meanwhile, the four active patent infringement cases in the Western District of Texas against Realtek, MediaTek, NXP, and Texas Instruments continue to progress.  Claim construction hearings are scheduled in January 2024 in the Realtek and MediaTek cases."

Financial Results

●

ParkerVision reported a net loss for the third quarter of 2023 of $3.9 million, or $0.05 per common share, compared to a net loss of $0.4 million, or $0.01 per common share for the third quarter of 2022.  The increase in net loss is largely the result of an increase in the estimated fair value of contingent payment obligations.

●

ParkerVision reported net income of $10.6 million for the first nine months of 2023, or $0.12 per common share, compared to a net loss of $4.5 million, or $0.06 per common share for the first nine months of 2022.  The increase in net income is primarily the result of $25 million in revenue recognized on a patent license and settlement agreement reached in February 2023, offset by contingent legal fees and expenses incurred related to the agreement.

●

During the first nine months of 2023, the Company repaid $13.9 million of its secured contingent payment obligation with proceeds received from patent license and settlement agreements and received $5.0 million in new contingent borrowings.

●	The Company had $3.3 million in cash and cash equivalents as of September 30, 2023.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products.  ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements.  The words "believe," and "hopeful," and similar expressions are intended to identify these forward-looking statements.  The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements.  There are a number of important factors that could cause the Company's actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and disclosures in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, filed with the Securities and Exchange Commission.  Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statement and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights

	(unaudited)
(in thousands)	September 30, 2023	December 31, 2022
Cash and cash equivalents	$3,333	$109
Prepaid expenses and other current assets	118	274
Intangible assets & other noncurrent assets	1,133	1,368
Total assets	4,584	1,751

Current liabilities	2,552	2,257
Contingent payment obligations	36,675	45,797
Convertible notes, net of current portion	3,893	3,913
Other long-term liabilities	374	473
Shareholders’ deficit	(38,910)	(50,689)
Total liabilities and shareholders’ deficit	$4,584	$1,751

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30,		September 30,
	2023	2022	2023	2022
Licensing revenue	$-	$-	$25,000	$-
Cost of sales	(61)	(2)	(167)	(8)
Gross margin	(61)	(2)	24,833	(8)

Selling, general and administrative expenses	904	1,678	14,114	5,263
Total operating expenses	904	1,678	14,114	5,263

Interest expense and other	(78)	(67)	(291)	(145)
Change in fair value of contingent payment obligations	(2,880)	1,345	197	948
Total other income (expense), net	(2,958)	1,278	(94)	803

Net income (loss)	$(3,923)	$(402)	$10,625	$(4,468)

Basic earnings per common share	$(0.05)	$(0.01)	$0.12	$(0.06)
Diluted earnings per common share	$(0.05)	$(0.01)	$0.09	$(0.06)

Weighted average shares outstanding
Basic	86,330	78,542	85,163	78,025
Diluted	86,330	78,542	119,558	78,025

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Nine Months Ended
(in thousands)	September 30,
	2023	2022
Net cash provided by (used in) operating activities	$11,531	$(2,356)
Net cash used in investing activities	(1)	(4)
Net cash (used in) provided by financing activities	(8,306)	1,663

Net increase (decrease) in cash and cash equivalents	3,224	(697)

Cash and cash equivalents - beginning of period	109	1,030

Cash and cash equivalents - end of period	$3,333	$333